EXHIBIT 22.1




LXE INC. AND SUBSIDIARIES

Subsidiaries of the Registrant



LXE Belgium N.V.
Generaal de Whitelaan 9-12
2800 Mechelen
Belgium

LXE France S.A.R.L.
Parc Scientifique du Perget
Immeuble Pythagore
25-27 Bd. Victor Hugo
31770 Colomiers, France

LXE GmbH
Karl Heinz Beckurts-Strasse
D-52428 Julich
Germany

LXE Netherlands B.V.
Australielaan 14A
3526 AB Utrecht
The Netherlands

LXE Scandinavia A.B.
Foretagsallen 8
184 84 Akersberga
Sweden